GOLUB CAPITAL BDC, INC. INCREASES SIZE OF REVOLVING CREDIT FACILITY

CHICAGO, IL, November 4, 2013 – Golub Capital BDC, Inc. (the “Company”) (NASDAQ: GBDC), a business development company, today announced that its wholly owned subsidiary, Golub Capital BDC Funding LLC (“Funding”), increased the size of its senior secured revolving credit facility from $100 million to $250 million. In addition to increasing the size of the facility, the facility’s reinvestment period was extended from November 21, 2013 to October 21, 2014 and its final maturity date was extended from October 20, 2017 to October 22, 2018. The facility continues to be secured by all of the assets held by Funding and has a stated interest rate of LIBOR (with no floor) plus 2.25% through the reinvestment period.

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, one stop, second lien, and subordinated loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

With over $8.0 billion of capital under management, Golub Capital is a leading provider of financing solutions for the middle market, including one-loan financings (through the firm's proprietary MiniGOLD, GOLD, and MegaGOLD facilities), senior, second lien, and subordinated debt, preferred stock and co-investment equity. The firm underwrites and syndicates senior credit facilities up to $300 million. Golub Capital's hold sizes range up to $250 million per transaction.

Golub Capital has been a top 3 Traditional Middle Market Bookrunner each year from 2008 through 2Q 2013 for senior secured loans of up to $100 million for leveraged buyouts (according to Thomson Reuters LPC and internal data; based on number of deals). Year to date, Golub Capital has been awarded Finance Monthly’s Global Awards 2013 “Credit Asset Manager of the Year,” and DealMakers M&A Awards 2013 “Middle Market Lender of the Year.” In 2012, Golub Capital was awarded ACG New York Champion’s Award for “Senior Lender Firm of the Year” and the M&A Advisor award for “Lender Firm of the Year.” Golub Capital is a national firm with principal offices in Chicago and New York. For more information, please visit the firm's website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com